UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: August 16, 2017

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	000-16701	38-2702802
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

To the Holders of Units of Beneficial Assignment of Limited Partnership Interest in Uniprop Manufactured Housing Communities Income Fund II, a Michigan Limited Partnership.

RE: Uniprop Manufactured Housing Communities Income Fund II, a Michigan Limited Partnership – Mackenzie Realty Capital Tender Offer

On behalf of Uniprop Manufactured Housing Communities Income Fund II, a Michigan Limited Partnership (the “Company”), I am writing to address correspondence you may have received from Mackenzie Realty Capital (“Offeror”), a company unaffiliated with the Company or Genesis Associates Limited Partnership (the Company’s “General Partner”), offering to purchase up to 30,000, or approximately 0.9% of the outstanding Limited Partnership units (“Units”) in the Company for $10.06 per Unit on the terms and conditions set forth in Offeror’s “Cashing out of Uniprop Manufactured Housing Communities Income Fund II” postmarked on or about August 11, 2017 (the “Offer to Purchase”).

The Company expresses no opinion and remains neutral with respect to the Offer to Purchase for the reasons discussed below. Accordingly, neither the Company, the General Partner, nor any executive, officer, director, affiliate or subsidiary of either the Company or the General Partner has made a determination as to whether the Offer to Purchase is fair to, or in the best interests of the holders of Units (“Unitholders”) and is making no recommendation regarding whether Unitholders should participate in the Offer to Purchase.  The Company urges each Unitholder to make his, her or its own decision regarding the Offer to Purchase based on all of the available information and in light of the Unitholder’s own investment objectives, including, among other things, the adequacy of the purchase price, the Unitholder’s view with respect to the Company’s outlook and any other factors that the Unitholder deems relevant to the investment decision.  Neither the Company, the General Partner, nor any executive, officer, director, affiliate or subsidiary of either the Company or the General Partner intends to tender or sell Units held of record or beneficially by them in connection with the Offer to Purchase, but will rather hold any such Units.

The Partnership makes no recommendation for the following reasons:

1.       If a Unitholder participates in the Offer to Purchase and sells his, her or its Units to Offeror, the Unitholder will not participate in any further distributions or any future transactions involving the Company, such as the sale of the Company’s assets. If a Unitholder were to accept the Offer to Purchase by Offeror and the Company were to subsequently sell the Company’s assets at a higher per Unit value than the price being offered by the Offeror (the “Tender Offer Price”), then Offeror, as the owner of the Units, would participate in any such increased value. The Company cannot assure Unitholders that it will be successful in selling its assets at a price per Unit higher than the Tender Offer Price, or at all. The Company cannot determine at this time what the market for its assets will be in the future; however, the Company and its advisors, including the General Partner, constantly review the market to determine when and if a favorable opportunity exists for selling some or all of the Company’s assets.

2.       There is no public market for the Units and, therefore, there is no accurate means for determining the present value of the Units. As a result, the Company cannot assure Unitholders that the Tender Offer Price accurately reflects the value of the Units or the actual amounts that may be realized by Unitholders. Unforeseen contingencies could also ultimately result in the non-consummation of the Offer to Purchase.

3.       Each individual Unitholder must make an independent judgment as to whether to accept the Offer to Purchase. Consideration should be given to: (a) the Unitholder’s determination of the adequacy of the Tender Offer Price in light of the Unitholder’s own investment objectives; (b) the Unitholder’s view of the likelihood that the Company will be able to sell the Company’s assets for sale prices that will result in a higher liquidation distribution amount than the amount offered in the Offer to Purchase; (c) the Unitholder’s need for liquidity or diversification of the Unitholder’s portfolio; (d) whether the Unitholder wishes to receive income from the Units by continuing to hold them, although such income is not guaranteed; (e) tax consequences of the Unitholder’s participation in the Offer to Purchase at this time; and (f) any other factors that the Unitholder deems relevant.

4.       The Company can change its position and make a recommendation with respect to the Offer to Purchase at a later time prior to the expiration of the Offer to Purchase, whether or not there is a change of events or circumstances or additional information that comes to its attention.

Sincerely,

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND

II, A MICHIGAN LIMITED PARTNERSHIP

By: Genesis Associates Limited Partnership, General Partner

By: /s/ Roger I. Zlotoff
Roger I. Zlotoff, President

Date: August 16, 2017